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                                  EXHIBIT 11.1



                              IRONSTONE GROUP, INC.
              COMPUTATION OF EARNINGS PER SHARE - BASIC AND DILUTED
                     YEARS ENDED DECEMBER 31, 1997 AND 1996



                                                                              1997             1996
                                                                           ----------       ----------

Net income (loss) available to common shareholders                         $ (574,492)      $  568,329
                                                                           ==========       ==========
Average outstanding common and equivalent shares - basic                    1,487,870        1,487,870
                                                                           ==========       ==========
Average outstanding common and equivalent shares - diluted                  1,487,870        1,487,870
                                                                           ==========       ==========
Net income (loss) per common and equivalent share - basic and diluted      $    (0.39)      $     0.38
                                                                           ==========       ==========



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